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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                              Commission File Number:  000-14680

                               GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)

                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        GENZYME SURGICAL PRODUCTS DIVISION COMMON STOCK, $0.01 PAR VALUE
          GENZYME TISSUE REPAIR DIVISION COMMON STOCK, $0.01 PAR VALUE
                            GSP STOCK PURCHASE RIGHTS
                            GTR STOCK PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)

             GENZYME GENERAL DIVISION COMMON STOCK, $0.01 PAR VALUE
        GENZYME MOLECULAR ONCOLOGY DIVISION COMMON STOCK, $0.01 PAR VALUE
            GENZYME BIOSURGERY DIVISION COMMON STOCK, $0.01 PAR VALUE
                            GGD STOCK PURCHASE RIGHTS
                            GMO STOCK PURCHASE RIGHTS
                            GBS STOCK PURCHASE RIGHTS
           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12(g)-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(ii)         [ ]
          Rule 12(g)-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)          [ ]
          Rule 12(g)-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)          [ ]
          Rule 12(g)-4(a)(2)(ii)    [ ]     Rule 15d-6                   [ ]
          Rule 12h-3(b)(1)(i)       [X]

Approximate  number of holders of record as of the certification or notice date:
NONE.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Genzyme Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: DECEMBER 19, 2000             GENZYME CORPORATION


                                    By: /s/ Michael S. Wyzga
                                        -----------------------
                                        Name: Michael S. Wyzga
                                        Title: Senior Vice President and Chief
                                        Financial Officer